EXHIBIT 99.1

MCI ISSUES SEPTEMBER 2003 MONTHLY OPERATING RESULTS

ASHBURN, Va., November 17, 2003 – MCI (WCOEQ, MCWEQ) today filed its September 2003 monthly operating report with the U.S. Bankruptcy Court for the Southern District of New York. During the month of September, MCI recorded $1.951 billion in revenue versus $2.010 billion in August 2003. While revenue generally remained stable, continued softness in the consumer markets and pressure on long-distance rates in business markets impacted results.

Operating income for September was $88 million, a decline of $50 million from August primarily reflecting lower revenues. Sales, general and administrative (SG&A) expenses were flat month-over-month, including $47 million in August and $55 million in September for restatement and audit expenses.

The Company had a net loss in September of $35 million, reflecting a lower level of operating income and $106 million of non-operating expenses, including $71 million of reorganization items, negative foreign currency impact of $17 million, and an $18 million year-to-date expense related to the Company’s investment in Digex.

Net income declined by $167 million from August to September, primarily resulting from the $50 million decline in operating income and a lower contribution from miscellaneous income principally related to a $138 million gain on asset sales in August. This was partially offset by a $72 million decrease in September reorganization items.

During the month of September, MCI recorded capital expenditures of $63 million. September’s cash balance remained constant at $5.3 billion, reflecting the $129 million settlement of several pre-petition claims in September and the proceeds of $138 million from asset sales in August. Adjusting for the settlement and asset sales, September cash generation was in line with prior months.

“In September, we moved closer to completing our financial restatement and audit projects for the years 2000 through 2002,” said Bob Blakely, MCI chief financial officer. “While revenues remained relatively consistent, margin pressure remains in both the consumer long distance business and business markets.”

The financial results discussed in the September 2003 Monthly Operating Report exclude the results of Embratel. On November 12, 2003, the Company announced its intentions to sell its investment stake in Embratel. Until MCI completes a thorough balance sheet evaluation, the Company will not issue a balance sheet or cash flow statement as part of its Monthly Operating Report.

The Monthly Operating Reports are available on MCI’s Restructuring Information Desk at: http://global.mci.com/news/infodesk/.

Based on the Company’s confirmed Plan of Reorganization, holders of WorldCom preferred stock, WorldCom group common stock and MCI group common stock will not receive any value upon MCI’s emergence from bankruptcy proceedings.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned POPs, and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to the company’s bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management’s expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in the company’s filings with the Securities and Exchange Commission. We will continue to file documents with the Securities and Exchange Commission under the WorldCom, Inc. name until the effective date of the Plan of Reorganization.

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